UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 24, 2012

ALEXION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27756	13-3648318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

352 Knotter Drive Cheshire, Connecticut		06410
(Address of principal executive offices)		(Zip code)

(203) 272-2596

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 24, 2012, Alexion Pharmaceuticals, Inc. priced its public offering of 5,000,000 shares of its common stock at a price to the public of $93.02 per share. Subject to customary closing conditions, the offering is expected to close on or about May 30, 2012. The net proceeds to Alexion, after deducting the underwriting discount and other estimated offering expenses, are expected to be approximately $462.0 million.

Alexion intends to use the net proceeds from the offering for general corporate purposes and to repay the outstanding borrowings under the revolving credit facility of its credit agreement. Alexion may also use a portion of the proceeds of the offering for the license or acquisition of products, technologies or businesses complementary to its business; however, Alexion has no current plans to effect any specific license or acquisition.

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company focused on serving patients with severe and ultra-rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is developing five drug candidates in eight lead development programs, each of which would address a severe or life-threatening, ultra-rare disorder.

Copies of the prospectus and final prospectus supplement for this offering may be obtained by sending a request to Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, or by email at prospectus-ny@ny.email.gs.com or to J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.
Dated: May 24, 2012	By:	/s/ Michael V. Greco
	Name:	Michael V. Greco
	Title:	Associate General Counsel and Corporate Secretary